FOR IMMEDIATE RELEASE
Contact:
Nancy Ellefson
VP of Finance
Pizza Inn, Inc.
469-384-5000
nellefson@pihq.com

PIZZA INN, INC. REPORTS RESULTS FOR
FISCAL YEAR 2008

Chain reports same store sales growth of 2.6% for fiscal year 2008

The Colony, Texas – September 25, 2008-- PIZZA INN, INC. (NASDAQ:PZZI) today reported net income of $2,825,000, or $0.29 per share, for the fiscal year ended June 29, 2008, versus net income of $206,000, or $0.02 per share, for the prior fiscal year.  For the fourth quarter, the Company reported net income of $729,000, or $0.08 per share, for fiscal 2008 versus $658,000, or $0.06 per share, in the same quarter in the prior fiscal year.  Highlights for the fourth quarter and fiscal year 2008 included:

•	Comparable domestic buffet restaurant sales increased 2.3% for the fourth quarter and 3.5% for fiscal 2008 compared to the prior fiscal year.

•	Total comparable domestic restaurant sales increased 2.6% for fiscal 2008 and 1.8% for the fourth quarter compared to the prior fiscal year.

•	The fourth quarter of fiscal 2008 represented the 5th consecutive quarter of same store sales growth compared to the prior year.

•
General and administrative expenses decreased 23% in fiscal 2008 compared to the prior year despite fourth quarter expenses of $215,000, or $0.02 per share, related to an internal controls assessment and other compliance work in accordance with the Sarbanes-Oxley Act of 2002.

Charlie Morrison, President and CEO, commented, "It has been a great year for Pizza Inn.  We accomplished nearly all of our goals in the continued effort to turn around this brand.  Our positive same store sales growth is evidence of a preference by customers to choose Pizza Inn’s quality over that of our competition.  Much of the work completed this year will manifest itself in the opening of our next Company-operated restaurant in Denton, Texas next month.  This buffet-style restaurant will showcase a new, yet familiar, look to the Pizza Inn brand which represents the future of Company-owned and franchised Pizza Inn’s everywhere.”

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Pizza Inn’s operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within the restaurant and entertainment industries, success of franchise operations, negative publicity, seasonality, government regulations, weather and commodity, insurance and labor costs.

Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company.  The Company is a franchisor and food and supply distributor to a system of franchised and company owned restaurants operating both domestically and internationally under the trade name “Pizza Inn.”

PIZZA INN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended
	June 29,	June 24,
REVENUES:	2008	2007

Food and supply sales	$43,807	$41,029
Franchise revenue	4,970	4,622
Restaurant sales	741	774

	49,518	46,425

COSTS AND EXPENSES:
Cost of sales	40,819	39,170
Franchise expenses	2,538	2,633
General and administrative expenses	2,957	3,842
Severance	391	-
Provision for bad debts	146	96
Loss (gain) on sale of assets	9	(570)
Other income	-	(159)
Impairment of long-lived assets	-	48
(Recovery of) provision for litigation costs	(284)	302
Interest expense	-	476
	46,576	45,838
INCOME FROM CONTINUTING OPERATIONS BEFORE TAXES	2,942	587
Income taxes	(99)	-
INCOME FROM CONTINUING OPERATIONS	3,041	587
Loss from discontinued operations, net of income tax benefit	(216)	(381)
NET INCOME	$2,825	$206

EARNINGS (LOSS) PER SHARE OF COMMON
STOCK - BASIC:
Income from continuing operations	$0.31	$0.06
Loss from discontinued operations	$(0.02)	$(0.04)
Net income	$0.29	$0.02

EARNINGS (LOSS) PER SHARE OF COMMON
STOCK - DILUTED:
Income from continuing operations	$0.31	$0.06
Loss from discontinued operations	$(0.02)	$(0.04)
Net income	$0.29	$0.02

Weighted average common
shares outstanding - basic	9,761	10,145

Weighted average common
shares outstanding - diluted	9,789	10,146

PIZZA INN, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 29,	June 24,
ASSETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$1,157	$1,879
Accounts receivable, less allowance for doubtful
accounts of $128 and $451, respectively	2,773	2,716
Notes receivable, current portion	6	8
Income tax receivable	272	-
Inventories	1,396	1,518
Property held for sale	301	336
Deferred income tax assets	555	458
Prepaid expenses and other	235	165
Total current assets	6,695	7,080

LONG-TERM ASSETS
Property, plant and equipment, net	635	778
Notes receivable	7	12
Deferred income tax assets	237	-
Re-acquired development territory, net	46	239
Deposits and other	215	85
	$7,835	$8,194

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$2,380	$2,082
Accrued expenses	1,316	1,805
Total current liabilities	3,696	3,887

LONG-TERM LIABILITIES
Deferred gain on sale of property	184	209
Deferred revenues, net of current portion	283	314
Other long-term liabilities	18	7
Total liabilities	4,181	4,417

COMMITMENTS AND CONTINGENCIES (See Notes D, F and I)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,130,319 and 15,120,319 shares, respectively;
outstanding 9,104,361 and 10,168,494 shares, respectively	151	151
Additional paid-in capital	8,543	8,471
Retained earnings	17,624	14,799
Treasury stock at cost
Shares in treasury: 6,025,958 and 4,951,825, respectively	(22,664)	(19,644)
Total shareholders' equity	3,654	3,777
	$7,835	$8,194

PIZZA INN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	June 29,	June 24,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,825	$206
Adjustments to reconcile net income to cash
provided by (used for) operating activities:
Depreciation and amortization	342	692
Impairment of long-lived assets and goodwill	-	48
Deferred rent expense (benefit)	54	(9)
Provision for bad debt	146	96
Stock compensation expense (benefit)	51	(14)
Litigation expense (benefit)	-	302
Loss (gain) on sale of assets	9	(570)
Deferred income taxes	(334)	687
Changes in operating assets and liabilities:
Deferred revenue	(53)	196
Notes and accounts receivable	(196)	320
Income tax receivable	(272)	-
Inventories	122	254
Accounts payable - trade	298	(135)
Accrued expenses	(490)	(3,520)
Prepaid expenses and other	(83)	76
Cash provided by (used for) operating activities	2,419	(1,371)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	108	11,325
Capital expenditures	(249)	(249)
Cash (used for) provided by investing activities	(141)	11,076

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	-	(25)
Repayments of long-term bank debt	-	(8,044)
Purchases of treasury stock	(3,020)	-
Proceeds from exercise of stock options	20	59
Cash used for financing activities	(3,000)	(8,010)

Net (decrease) increase in cash and cash equivalents	(722)	1,695
Cash and cash equivalents, beginning of year	1,879	184
Cash and cash equivalents, end of year	$1,157	$1,879